Exhibit 10.11

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), executed as of July 9, 2014 (“Effective Date”), is made by and between Steven Hoffman, an individual residing at 15 Knichel Road, Mahwah, New Jersey 07430 (hereinafter “Hoffman”), and Tyme, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (hereinafter “Tyme”). Hoffman and Tyme are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Hoffman has made certain inventions that are disclosed in U.S. Patent Application 14/059,837 and U.S. Patent Application 14/062,194 (hereinafter “the SH Applications”);

Whereas, Tyme is interested in owning the SH Applications and in using and commercializing the inventions disclosed therein in the field of cancer treatment;

Whereas, Hoffman is interested in conveying ownership of the SH Applications while retaining the right to use and commercialize the disclosed inventions in all other fields.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth below, the Parties hereto agree as follows.

Article 1
Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

1.1          “Affiliate” means a corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Article 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2          “Change of Control” means the occurrence of any of the following: (a) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of such Party immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of any Party (whether in a single transaction or series of related

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transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party; or (c) the sale, transfer, lease, license or other disposition of all or substantially all of a Party’s assets in one or a series of related transactions to a Third Party.

1.3          “Commercialization” shall mean all activities that relate to the commercial manufacture, marketing and/or sale of Licensed Products or Licensed Methods, including but not limited to advertising, education, planning, marketing, promotion, distribution, market and product support studies, product-related public relations, governmental affairs activities for reimbursement and formulary acceptance, sales force training, trademark selection, filing, prosecution and enforcement. The terms “Commercialize” and “Commercializing” shall have a corresponding meaning.

1.4          “Confidential Information” shall have the meaning assigned to it in Article 4.1.

1.5          “Control” means, with respect to any intellectual property or right therein, that a Party (or, if applicable, Affiliate thereof) owns or has a license to such intellectual property and has the ability to grant a license or sublicense in or to such intellectual property or right as set forth herein without violating the law or the terms of any agreement or other arrangement with any Third Party.

1.6          “Diligent Efforts” means, with respect to a Party’s obligations hereunder, the carrying out of obligations or tasks in a sustained manner consistent with the efforts a Party devotes to a research, development or marketing project for a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing, which efforts shall in any event be no less than those which would be considered reasonable in the pharmaceutical or biotechnology industries.

1.7          “Effective Date” shall have the meaning provided at the beginning of this Agreement.

1.8          “Fields” means any and all fields other than the field of cancer treatment.

1.9          “Information” means information, results and data of any type whatsoever, in any tangible, written, documentary, electronic, or digital form, including without limitation, instructions, processes, compositions, materials, expert opinions, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data, including without limitation, pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.10        “Licensed Product” means any product that, but for the licenses granted herein, would infringe the SH Patent Rights.

1.11        “Licensed Method” means any method that, but for the licenses granted herein, would infringe the SH Patent Rights.

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1.12        “SH Patent Rights” means U.S. Application No. 14/059,837, filed on October 22, 2013, and entitled “High-Speed Centrifugal Mixing Devices And Methods Of Use” and U.S. Application No. 14/062,194, filed on October 24, 2013, with a claim of priority to U.S. Application No. 61/894,279 and entitled “Tyrosine Derivatives And Compositions Comprising Them” (“the subject application”), and any Patents claiming priority thereto or claiming subject matter described therein.

1.13        “Patents” means all (i) patents, including all U.S. and foreign patents (including but not limited to utility patents and certificates of invention), together with any and all substitutions, extensions and term restorations (including but not limited to supplemental protection certificates or pediatric data exclusivity extensions), registrations, confirmations, re-examinations, reissues, renewals, and foreign counterparts thereof, and (ii) pending applications for patents (including all U.S. and foreign patent applications), including but not limited to, provisionals, divisionals, continuations, and continuations-in-part of any of the foregoing, all domestic and foreign counterparts of any of the foregoing and patents issuing therefrom.

1.14        “Sublicensee” means a Third Party that has been granted a sublicense to practice a Licensed Method, or to make, have made, use, offer to sell, distribute, import or sell Licensed Products by Hoffman, Tyme, or any Affiliate of either of them in accordance with this Agreement.

1.15        “Third Party” means any individual, corporation, partnership, limited liability company or other entity other than Hoffman, Tyme, or an Affiliate of either of them.

Article 2
Licenses

2.1          License. Tyme hereby grants to Hoffman an exclusive (even as to Tyme), worldwide, royalty-free license under the SH Patent Rights to develop, make, have made, use, sell, offer to sell, import, export and distribute products or services in the Fields.

2.2          Right to Sublicense; Sublicensees. With respect to the license granted in Article 2.1 above, such license shall include the right to sublicense to any Third Party so long as such sublicense is consistent with the terms of this Agreement and contains terms reasonably sufficient to enable the sublicensing Party to comply with the provisions of this Agreement and satisfy its obligations hereunder.

2.3          Consideration. As consideration for the license granted in Article 2.1, Hoffman shall provide to Tyme fully executed and notarized copies of the assignment documents attached as Exhibit 1 hereto no later than five (5) business days after the Effective Date. Hoffman shall owe to Tyme no other type or form of consideration for the rights granted to Hoffman herein.

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Article 3
Intellectual Property

3.1          Patent Prosecution and Maintenance. Tyme shall have the primary responsibility for, and shall use Diligent Efforts in filing, prosecuting and maintaining the SH Patents Rights. Tyme shall provide Hoffman with a reasonable opportunity to review and comment upon draft patent applications and office action responses for such Patent Rights. If Tyme decides not to file, prosecute, or maintain any SH Patent Rights, Tyme shall give Hoffman reasonable notice of same (such notice to be provided reasonably in advance of any statutory, response, maintenance fee, or similar deadlines) and after receipt of such notice, Hoffman may, upon written election to Tyme, file, prosecute, or maintain such SH Patent Rights in his sole discretion at his own expense and shall be made the exclusive attorney of record for such SH Patents Rights.

3.2          Enforcement of Patent Rights.

(a)         Infringement of Patent Rights. Each Party to this Agreement shall notify the other in writing promptly of any actual, potential or suspected infringement (collectively “alleged infringement”) of SH Patent Rights of which such Party becomes aware and shall promptly provide the other Party with available evidence of such alleged infringement. In such event, the Parties shall discuss the most appropriate action to take.

(b)         Hoffman First Right to Pursue Infringers. With respect to any actual, potential or suspected infringement of SH Patent Rights occurring in the Fields, Hoffman shall have the first and primary right, but not the obligation, to, in his sole discretion, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on his behalf or in Tyme’s name, if necessary. If, within six (6) months of the notice above, Hoffman (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not entered into settlement discussions with respect to such infringement, or if Hoffman notifies Tyme that he has decided not to undertake any of the foregoing against any such alleged infringer, then Tyme shall then have the right to bring suit to enforce such SH Patent Rights at its own expense and, upon written notice from Tyme.

(c)         Tyme First Right to Pursue Infringers. With respect to any actual, potential or suspected infringement of SH Patent Rights occurring outside the Fields, Tyme shall have the first and primary right, but not the obligation, to, in its sole discretion, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on its behalf or in Hoffman’s name, if necessary. If, within six (6) months of the notice above, Tyme (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not entered into settlement discussions with respect to such infringement, or if Tyme notifies Hoffman that it has decided not to undertake any of the foregoing against any such alleged infringer, then Hoffman shall then have the right to bring suit to enforce such SH Patent Rights at his own expense and, upon written notice from Hoffman.

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(d)         Cooperation. If either Party brings any infringement action or proceeding hereunder, the other Party agrees to be joined as a plaintiff and, at the expense of the other Party, to give the Party undertaking such infringement suit or other action reasonable assistance and authority to control, file and prosecute the suit as necessary.

(e)         Litigation Control. The Party pursuing or controlling any action or defense under Article 3.2 (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action or defense, provided, however, that (i) the Controlling Party shall consult with the other Party (the “Secondary Party”) prior to entering into any settlement thereof and (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) materially limits the scope, validity, or enforceability of any SH Patent Rights, (2) subjects the Secondary Party to any non-indemnified liability or obligation, or (3) admits fault or wrongdoing on the part of Secondary Party must, in each case, be approved in writing by Secondary Party. The Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within ten (10) business days of any request for such approval by the Controlling Party, provided that (i) in the event Secondary Party wishes to deny such approval, such notice shall include a written description of Secondary Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) Secondary Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such ten (10) business day period. Any recovery or damages received by the Controlling Party with respect to the infringement of the SH Patent Rights as they relate to Licensed Products shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action, and the remainder shall be split 90% to the Controlling Party and 10% to the Secondary Party. Notwithstanding the foregoing, the Secondary Party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding.

3.3          Patent Marking. To the extent permitted by applicable laws and regulations, the Party Commercializing any Licensed Product agrees to mark such product (through a marking on containers, packaging or labels, or an Orange Book or like listing) made, sold, or otherwise disposed of by it or them with any notice of patent rights reasonably necessary, in any country where Licensed Products are sold, to (i) enable Patents (to the extent, in each case, relating to Licensed Products) to be enforced to their full extent, or (ii) ensure the availability of all potential legal or equitable remedies with respect to any infringement of any Patents (to the extent, in each case, relating to Licensed Products) by any Third Party.

3.4          Trademarks. Licensed Products and Licensed Methods may be Commercialized under trademarks and/or service marks selected by the Party Developing and Commercializing such Licensed Products and Licensed Methods. As between the Parties, the Party Developing and Commercializing Licensed Products will, except to the extent assigned to the other Party as explicitly contemplated by this Agreement, exclusively own all Product Trademarks and be responsible for the procurement, filing and maintenance of registrations for such marks and all related costs and expenses.

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Article 4
Confidential Information

4.1          Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be the “Confidential Information” of the disclosing Party. The Parties agree that during the Term, and for a period of five (5) years thereafter, a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts to do so), (ii) not publish or otherwise disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

Exceptions. The obligations in Article 4.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a)         Was generally available to the public or otherwise part of the public domain at the time it was disclosed to the receiving Party hereunder; or

(b)         Was known to the receiving Party or its Affiliate, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c)         Is subsequently disclosed to the receiving Party or its Affiliate without obligation to keep it confidential by a Third Party lawfully in possession thereof and having the right to so disclose such Confidential Information without breach of any obligation of confidentiality to the disclosing Party; or

(d)         Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party; or

(e)         Has been or was independently developed or discovered by employees of the receiving Party or its Affiliates without the aid or use of all or any part of such Confidential Information.

4.2          Authorized Disclosure. A Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary in the following instances:

(a)         Filing or prosecuting SH Patent Rights

(b)         Regulatory Filings and prosecutions of the same;

(c)         Prosecuting or defending litigation;

(d)         To the extent such disclosure is required by applicable law or regulation, valid court order or legal process, provided, however, that such Party gives the other Party advance notice of such required disclosure, limits the disclosure to that actually required, and cooperates,

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at the other Party’s expense, in the other Party’s attempts to obtain a protective order or confidential treatment of the Confidential Information required to be disclosed; or

(e)         Disclosure, in connection with the performance of or exercise of rights under this Agreement, to Sublicensees, manufacturers, collaborators, contractors, employees, consultants, or other agents or representatives of a Party or its Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least as protective as those set forth in this Article 4.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, counsel accountants, financial advisors, potential or actual investors, potential or actual lenders, potential or actual acquirers, acquisition targets, or merger targets, actual or potential Sublicensees, or actual or potential other strategic partners, provided that they are bound by obligations of confidentiality and non-use at least as protective as those set forth in this Article 4. In addition, a copy of this Agreement or a notification thereof may be filed or registered by either Party with any governmental or regulatory authority, including but not limited to the Federal Trade Commission, the Justice Department, or the Securities and Exchange Commission (or any similar foreign entity) if such filing is required by law or regulation. In connection with any such filing, such Party shall (i) provide the other Party a reasonable opportunity to review and comment on any potential disclosure and (ii) use commercially reasonable efforts to obtain confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by applicable laws, rules, and regulations and the applicable governmental agency(ies). In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

4.3          Publicity. No written publication, news release or other written public announcement relating to this Agreement or to the performance hereunder, shall be made without the other Party’s written consent; provided, however, that any disclosure which is required by stock exchange regulation or by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, provided that the other Party shall be given prompt notice of any such legally required written disclosure and to the extent reasonably practicable shall provide the other Party an opportunity to comment on the proposed written disclosure prior to its disclosure or release.

Article 5
Representations, Warranties, and Covenants

5.1          Authority; No Conflict; Future Encumbrances. Tyme represents and warrants that (i) it is duly organized and validly existing under the laws of the state or jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; and (ii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement. Each Party represents and warrants that (iii) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by

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applicable bankruptcy or other debtor’s rights laws and regulations; (iv) it has the authority and right to enter into and perform this Agreement; and (v) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement to which it is a Party or by which it is bound.

5.2          Tyme Representations and Warranties. Tyme represents, warrants, and covenants that during the term of this Agreement, and any period thereafter during which Hoffman has been granted rights under any SH Patent Rights, neither Tyme nor any Affiliate thereof shall grant any right to any Third Party which conflicts with the rights to the SH Patent Rights granted to Hoffman hereunder.

5.3          Disclaimer of Warranties. EXCEPT AS SET FORTH IN ARTICLES 5.1 AND 5.2,, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS. IN PARTICULAR, ANY LICENSED PRODUCTS OR LICENSED METHODS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF LICENSED PRODUCTS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

Article 6
Term and Termination

6.1          Term. Unless sooner terminated as hereinafter provided, this Agreement shall continue in full force and effect on a Licensed Product-by-Licensed Product basis (or Licensed Method-by-Licensed Method basis, as the case might be) and country-by-country basis until the expiration date of the last of the SH Patent Rights to expire.

6.2          Early Termination for Material Breach. Subject to Article 7.1 below, if either Party is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the other Party may deliver notice of such breach to the breaching Party. In such notice, the non-breaching Party shall identify the specific nature of default, require the breaching Party to cure the breach, and state its intention to terminate the Agreement if such breach is not cured. If the allegedly breaching Party has not cured such breach within thirty (30) days after receipt of such notice, then the Party alleging breach will be entitled, in addition to any other rights it may have hereunder, to terminate this License Agreement effective immediately.

6.3          Residual Obligation Upon Termination. Termination of this Agreement for any reason whatsoever will not release or discharge a Party from the performance of any obligation or responsibility for any liability which may have previously accrued and remains to be performed, paid or discharged, at the date of such termination.

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6.4          Additional Remedies. Termination of this Agreement under this Article 6 or any other provision of this Agreement providing any right of termination shall not be exclusive or prejudicial to any legal or equitable rights or remedies each Party may have on account of any breach or default of this Agreement or otherwise.

Article 7
Dispute Resolution

7.1          Process. The Parties shall use their best efforts to resolve by mutual agreement any disputes, controversies or differences that may arise from, under, out of or in connection with this License Agreement. In the event either Party provides written notice of breach of any provision of this License Agreement, or in the event any other dispute related to or regarding this License Agreement arises, the Parties agree that the following sequential, three step, process shall apply to resolve the dispute:

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Step 1, Meeting: Each Party will each designate one representative with authority to settle the dispute, including, if necessary, by entering into a further license or altering the terms of this License Agreement, and further agree that their representatives will meet face-to-face within sixty (60) days of a request to meet, in a mutually agreeable location in a reasonable effort to resolve the dispute.

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Step 2, Mediation: In the event that the dispute is not resolved by the meeting, or, if a Party refuses or fails to meet, either Party may request mediation, and the Parties will mutually agree to a mediator to conduct the mediation. The mediator will determine the schedule and logistics for the mediation.

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Step 3, Legal Proceedings: In the event that the dispute is not resolved by mediation, or if a Party refuses or fails to participate in mediation, then the Party having standing to bring an action to resolve the dispute may bring such action in an appropriate court in the State of Delaware. The meeting and mediation shall be conditions precedent to any liability related to or regarding this License Agreement and neither Party shall initiate or file any litigation against the other Party related to this License Agreement or the alleged breach until after meeting and mediation have been carried out. In the event a Party refuses or fails to participate in the meeting and/or mediation, their requirements shall be deemed waived.

7.2          Governing Law; Jurisdiction. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law or choice of law rules that would provide for application of the law of a jurisdiction outside Delaware. Subject to the provisions of this Article 7, all disputes with respect to this Agreement shall be brought and heard either in the Delaware state courts located in New Castle County, Delaware, or the federal district court for the District of Delaware located in Wilmington, Delaware. The Parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The Parties agree that service

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of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

Article 8
Miscellaneous

8.1          Entire Agreement; Amendment. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

8.2          Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties agree that a Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against the licensing Party (such Party, the “Involved Party”) under the U.S. Bankruptcy Code, the other Party (such Party, the “Noninvolved Party”) shall be entitled to a complete duplicate of or complete access to (as such Noninvolved Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided the Noninvolved Party continues to fulfill its payment or royalty obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to the Noninvolved Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by the Noninvolved Party, unless the Involved Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Involved Party upon written request therefor by the Noninvolved Party. The foregoing is without prejudice to any rights the Noninvolved Party may have arising under the U.S. Bankruptcy Code or other applicable law.

8.3          Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party (such notice shall specify the nature and extent of the force majeure event, its anticipated duration and any action being taken to avoid or minimize its effect). Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the Parties, including without

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limitation, an act of God, government or regulatory acts or restrictions, change in any standard of medical care, war, acts of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of facilities or materials by fire, earthquake, flood, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the Payor because of a force majeure affecting the Payor.

8.4          Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if transmitted by facsimile transmission (with transmission confirmed), mailed by first class certified or registered mail, postage prepaid (which shall be deemed received by the other Party on the fifth (5th) business day following deposit in the mail), express delivery service with tracking (e.g., FedEx) (which shall be deemed received by the other Party upon delivery) or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Hoffman:	Steven Hoffman
15 Knichel Road
Mahwah, New Jersey 07430

For Tyme:	Tyme, Inc.
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

8.5          No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

8.6          Assignment. Except as expressly provided herein, and without limitation of the Parties’ right to license or sublicense their rights to Licensed Products to Third Parties, as contemplated by this Agreement, neither Party may assign or transfer (collectively “assign”) this Agreement, or any rights or obligations under this Agreement, without the prior written consent of the other, which consent may be withheld in the consenting Party’s discretion; provided, however, that a Party may make such an assignment without the other Party’s consent (i) to an Affiliate, provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and that the assigning Party remains liable for the full and complete performance of its obligations arising hereunder prior to such assignment; (ii) in conjunction with a Change of Control of such Party; or (iii) in conjunction with the sale of a Party, or all or substantially all assets of such Party related to the subject matter of this Agreement, to, or the merger of a Party with, any Third Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or attempted assignment by either Party in violation of the terms of this Article 8.6 shall be null and void and of no legal effect.

8.7          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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8.8          Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other reasonable acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8.9          Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

8.10        Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

8.11        Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

8.12        No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

8.13        Relationship of the Parties. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture or any other legal entity, between the Parties or to constitute one Party as the agent of the other. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

8.14        No Use of Name. Except as set forth elsewhere herein, neither Party shall use in writing the name of the other Party without the other Party’s written consent unless such writing simply refers to the existence of this Agreement or other information such concerning this Agreement that has been previously publicly disclosed.

8.15        No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

8.16        Indemnification. Hoffman will, and will require its Sublicensees to, indemnify, hold harmless and defend Tyme and its directors, officers, employees and agents against any and all

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claims, suits, losses, damages, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense.

[Signature page to follow.]

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In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

Steven Hoffman	Tyme, Inc.

/s/ Steven Hoffman	By:	/s/ Michael Demurjian
Name: Michael Demurjian
Title: Vice-President

Date: July 10, 2014	Date: July 10, 2014

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